EXHIBIT 10.5

                             BOLDER VENTURE PARTNERS

                          1327 Spruce Street, Suite 300
                             Boulder, Colorado 80302





July 28, 1999



Messrs.  Lance Tracey & Peter Fahlman
E-XACT TRANSACTIONS LTD.
1610 - 555 West Hastings Street
Vancouver, BC V6B 4N6

Dear Sirs:

We write to record our agreement (the "Agreement") with respect to the matters described herein. This Agreement supersedes the Letter of Intent entered into by us on June 21, 1999, which has no further effect. Bolder Venture Partners, LLC ("BVP") has reviewed e-XACT Transactions Ltd. ("e-XACT") and its e-commerce software and is most impressed with the opportunity e-XACT has to become a first-to-market service provider in the e-commerce world. BVP wishes to pursue the opportunity presented by e-XACT and to play a significant role in aiding e-XACT in its future growth and e-XACT wishes to engage BVP for that purpose. Accordingly, BVP and e-XACT agree as follows:

1.   BVP will lead a complete  financing  plan which will include the following:

(a) an initial U.S.$700,000 private placement (the "Initial Placement") to close within 30 days after the later of (i) the signing of this Agreement, and (ii) the corporate continuance of e-XACT into the State of Delaware, subject to the completion, prior to the Initial Placement, of a capital reorganization which will result in e-XACT having a fully-diluted capital structure consisting of 4.2 million shares;

(b) immediately upon completion of the Initial Private Placement, BVP will lead and direct an initial public offering (the "IPO") to raise approximately US $1.5 million, depending on market conditions, and listing of e-XACT shares on the Vancouver Stock Exchange (the "VSE"); and


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(c)  following  the IPO,  BVP will  complete  a US  $3,000,000  - US  $5,000,000 private placement (the "Follow-On Placement") which will qualify e-XACT to list its shares on the Nasdaq Small Cap Market Place.

     In addition, e-XACT will pay BVP a success fee of U.S. $30,000, 50% on closing of the Initial Placement and the balance (50%), on completion of the IPO.

     The time horizon from the Initial Placement through the IPO and to completion of the Follow-On Placement which will be in the range of 12 - 24 months. BVP is prepared to fund, if required, as agent and as principal, 100% of each financing tranche and will fund not less than 50% of each tranche.

     e-XACT management will provide BVP with a "President's List" of close personal friends, relatives and business associates who have expressed interest in participating in financings carried out by e-XACT and BVP. e-XACT management and BVP will agree on the approximate number of e-XACT shares to be reserved for subscribers from the President's List. BVP will have the right, but not the obligation, to accept subscriptions from the President's List, in the denominations and to the persons set out therein.

     BVP may include one or more a sub-agent in the financing process, if required. The sub-agents shall consist of firms suggested by either e-XACT or BVP. Sub-agents shall receive a percentage of any fees paid to BVP, in an amount to be determined by BVP, for any portion of a financing raised by them.

2.   Subject to an approved capital reorganization of e-XACT, BVP proposes that:
     (i) the Initial Placement consist of 1,400,000 shares at a price of US $0.50 per share (US $700,000); (ii) the IPO consist of approximately 1,500,000 shares at approximately US $1.00 per share (US $1,500,000); and
     (iii) the Follow-On Placement raise US $3,000,000 to US $5,000,000 at a price to be determined with reference to market conditions at the time.

3. In partial consideration of BVP's services, e-XACT will issue BVP warrants (the "Warrants") to purchase 900,000 shares exercisable for a period of five years from the date hereof, which will vest in four equal trancbes, subject to performance by BVP, as follows:

     /_/ 25% of the Warrants will be exercisable upon execution by e-XACT of this Agreement, at a price of U.S.$0.25 per share;

     /_/ 25% of the Warrants will be exercisable upon completion of the Initial Placement, at a price per share equal to the private placement price (estimated to be US $0.50 per share);

     /_/ 25% of the Warrants will be exercisable upon completion of the IPO, at a price per Share equal to the IPO price (estimated to be US $1. 00 per share); and


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     /_/  The final 25% of the Warrants  will be  exercisable  immediately  upon completion of the Follow-On Placement, at a price equal to the private placement price.

     The Warrants and any shares issued upon their exercise will have the customary anti-dilution protection and demand and piggyback registration rights, which will be set out in the Warrant certificates.

     If all of the Shares of e-XACT are purchased by a third party, unaffiliated to e-XACT, its shareholders, officers or directors, prior to the vesting of all of the Warrants in accordance with the foregoing schedule, BVP will have no entitlement to exercise any Warrants which have not vested at the time of completion of that transaction.

     The vesting schedule, described above, notwithstanding, if e-XACT is successful in securing a NASDAQ listing and concurrent financing in an amount not less than the total of the amounts of the IPO and the Follow-On Placement without first completing the IPO and VSE listing, the balance of the unvested Warrants (450,000), will vest and be exercisable by BVP at a price of U.S.$1.00 for the same term 5 year term as the previously vested warrants.

4. e-XACT will pay BVP's reasonable out-of-pocket expenses up to $3,000 per month. Expenses exceeding US $3,000 per month will require prior approval from e-XACT management in order to qualify for reimbursement.

5.   BVP will also  serve as  corporate  development  and  financial  advisor to
     e-XACT for a period of 12 months, and in that capacity will advise and assist with respect to matters including, but not limited to: (i) strategic planning; (ii) the recruitment of senior management, employees and directors; (iii) the establishment of operating presence in the United States; and (iv) the financings described above, culminating in the securing of a NASDAQ listing with sponsorship from a US investment banking firm. This engagement will commence effective July 1, 1999 and will continue to have effect until June 30, 2000. In consideration of BVP's services in this advisory capacity, e-XACT will pay BVP a monthly fee of U.S. $10,000 on the last business day of each month throughout the engagement period, except that, prior to the completion of the IPO, US $7,500 per month will be paid on the last business day of every month the balance of U.S. $2,500 will be deferred and paid upon completion of the IPO.

BVP looks forward to aiding current management in developing e-XACT into a major e-commerce service provider. We believe that the combination of current management's skills and the experience BVP brings, both from a technology and a financial markets perspective, will successfully drive the growth of e-XACT. Throughout the term of this agreement, BVP will report directly to both of you on all financing and/ or operational issues concerning e-XACT.


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Please  confirm  our  agreement,  set  forth  above by  executing,  in the space indicated below, and returning to us the enclosed copy of this letter.

Sincerely yours,

BOLDER VENTURE PARTNERS, LLC


/S/DARYL YUREK
Daryl Yurek
General Partner


Accepted and agreed to as per the terms set forth above, this 25th day of June 1999.


e-XACT Transactions Ltd.



By:  /S/DARYL YUREK
   -----------------------------
     Authorized Signatory